Shareholder meeting results (Unaudited)

January 26, 2012 annual meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

      				Votes for 	Votes withheld
Ravi Akhoury 			15,330,587 	506,229
Barbara M. Baumann 		15,348,252 	488,564
Jameson A. Baxter 		15,345,457 	491,359
Charles B. Curtis 		15,314,536 	522,280
Robert J. Darretta 		15,351,826 	484,990
John A. Hill 			15,311,428 	525,388
Paul L. Joskow			15,344,350	492,466
Elizabeth T. Kennan 		15,312,442 	524,374
Kenneth R. Leibler		15,355,347	481,469
Robert E. Patterson 		15,348,863 	487,953
George Putnam, III 		15,339,287 	497,529
Robert L. Reynolds 		15,352,723 	484,093
W. Thomas Stephens 		15,312,487 	524,329

All tabulations are rounded to the nearest whole number.